Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of LGL Systems Acquisition Corp. (formerly MTRON Systems Acquisition Corp.) on Form S-1 of our report dated May 29, 2019, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audit of the financial statements of LGL Systems Acquisition Corp. as of May 3, 2019 and for the period from April 30, 2019 (inception) through May 3, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
October 7, 2019